Harris & Harris Group Portfolio Company D-Wave Systems Closes a $28.4 Million Financing

NEW YORK, NY – July 14, 2014 – Harris & Harris Group, Inc. (Nasdaq:TINY), an investor in transformative companies enabled by disruptive science, announced today its participation in portfolio company D-Wave Systems, Inc.’s $28.4 million financing, alongside new and existing investors, including Fidelity Canada Fund, Goldman Sachs, Business Development Bank of Canada, and Draper Fisher Jurvetson. Harris & Harris Group invested approximately $935,000 in this financing, bringing its cumulative investment in D-Wave to $5.8 million.

“We are optimistic about D-Wave's future and its potential to have a profound impact on the computational fabric of our society,” said Alexei Andreev, a managing director of Harris & Harris Group. “This financing will go a long way to support the scale up of D-Wave's architecture, software improvements, and acceleration of its commercial efforts.”

In a recent blog post, titled “Getting in on the Ground Floor: Investing in Quantum Computing,” Mr. Andreev, who is a member of D-Wave's board of directors, wrote about the value of investing in D-Wave and quantum computing.

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